Exhibit 23





                      KPMG PEAT MARWICK LLP

                       1600 Market Street
                  Philadelphia, PA  19103-7212





The Board of Directors
Meridian Bancorp, Inc.

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 33-45562), Form S-3 (Registration No. 33-58690), Form S-3 (Registration No. 33-35228), Form S-8 (Registration No. 333-01483), Form S-8
(Registration No. 333-01481), Form S-8 (Registration No. 33-14104), Form S-8 (Registration No. 33-40616), and Form S-8 (Registration No. 33-12292) of Meridian Bancorp, Inc. (the Company) of our report dated January 17, 1996, except as to note 2, which is as of February 23, 1996, relating to the consolidated balance sheets of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, Form 10-K of Meridian Bancorp, Inc. Our report contains an explanatory paragraph which discusses that the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards
No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 112, Employers' Accounting for Postemployment Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes, in 1993.


                              /s/KPMG PEAT MARWICK LLP


March 28, 1996